Exhibit 99.1

Gulfport Energy Corporation	FOR IMMEDIATE RELEASE
14313 N. May Avenue, Suite 100
Oklahoma City, OK 73134
Phone: (405) 848-8807
Fax: (405) 848-8816

For Further Information

Contact: Jim Palm

(405) 848-8807, Ext. 179

Mike Moore

(405) 848-8807, Ext. 108

Gulfport Energy Corporation Announces Record Earnings and Production for Three Months Ended June 30, 2006, Provides Operations and Guidance Update and Announces Proposed Investment in Canadian Oil Sands.

OKLAHOMA CITY, August 3, 2006 — Gulfport Energy Corporation (NASDAQ: GPOR) announces record earnings and production for the three months ended June 30, 2006, provides operations and guidance updates and announces its proposed investment in Canadian Oil Sands.

Second Quarter 2006 Results

For the three months ended June 30, 2006, Gulfport generated net income of $7.1 million ($0.22 and $0.21 per basic and fully diluted common share, respectively), operating cash flow of $14.5 million (as defined below), cash provided by operating activities of $12.4 million and EBITDA of $10.3 million (as defined below) on total revenues of $14.4 million. This compares with net income of $3.0 million ($0.09 per share basic and fully diluted common share), on total revenues of $7.9 million for the three months ended June 30, 2005. The improvement in earnings reflects a 48% increase in the average oil price received to $64.37 per barrel for the three months ended June 30, 2006 from $43.38 per barrel for same period in 2005 and a 25% increase in net production to 231,779 barrels of oil equivalents (“BOE”) for the three months ended June 30, 2006 from 185,425 BOE for the same period in 2005.

WCBB – Deep Well Test

In July, Gulfport drilled a deep, higher risk, higher return exploratory gas target in its West Cote Blanche Bay (“WCBB”) field. The well, while structurally high, did not find the anticipated sand. However, Gulfport currently believes the objective sand may still be a viable objective. Accordingly, we may attempt to access the target sands by drilling a side-track from the original well. The cost of the well to date is approximately $5.8 million. The company will continue to periodically drill its higher risk, higher return exploratory wells but does not anticipate drilling another deep test well until next year.

Drilling Program

To date in 2006, Gulfport has drilled a total of 18 developmental wells and one higher risk, higher return exploratory well in its WCBB field for 19 total wells. Of the 19 wells drilled this year, 14 have been completed and are producing, three were not commercial and two are still waiting to be completed. One well waiting on completion has 86 feet of apparent net pay and the other has 270 feet of apparent net pay. The total of 356 feet of apparent net pay is contained in 15 zones. Excluding the deep gas test, the 18 wells drilled in 2006 have had an estimated average cost per well of $1.1 million. Gulfport currently has two drilling rigs at WCBB drilling two additional wells and plans to drill eight additional wells at WCBB for a total of 29 wells at WCBB during 2006.

Late in the third quarter of 2006, we plan to move one rig from WCBB to the State Lease 50 portion of our East Hackberry field in Cameron Parish, Louisiana to begin a six-well drilling program.

Current Production

During the three months ended June 30, 2006, Gulfport’s net production was 215,093 barrels of oil and 100,120 Mcf of gas or 231,779 BOE as compared to 64,321 barrels of oil and 92,025 Mcf of gas or 79,659 BOE for the three months ended March 31, 2006. Gulfport currently has the majority of the wells that were producing prior to Hurricane Rita back on-line and anticipates being fully operational at WCBB by the end of September 2006. Gulfport’s net production averaged 4,326 BOE per day during July 2006 compared to 2,289 BOE per day for the same period in 2005 representing an 89% increase.

Updated 2006 Guidance

We have experienced unexpected, additional delays in repairing the WCBB facilities damaged by Hurricane Rita and delays in construction of the East Hackberry production facilities. These delays were caused by shortages in oilfield equipment and personnel in the coastal region of the Gulf of Mexico and as a result, we are changing our 2006 guidance to the following:

•	2006 total net production estimate of 1,050,000 to 1,200,000 BOE production from prior guidance of 1,300,000 to 1,400,000 BOE.

•	Capital expenditures for drilling and recompletion activities in the range of $45 to $60 million for 2006 remains unchanged. Gulfport has spent $28.8 million in capital expenditures through June 30, 2006.

•	Lease operating expenditures of $8.00 to $9.00 per BOE for 2006 from prior guidance of $6.00 to $7.00 per BOE.

•	Selling, general and administrative expense of $2.50 to $3.00 per BOE for 2006 from prior guidance of $1.40 to $1.60 per BOE.

Investment in Canadian Oil Sands

Gulfport intends to acquire from a related party a 25% interest in 115,000 acres in the Canadian Oil Sands for approximately $8.0 million. This investment will provide Gulfport with the ability to operate in one of the largest oil plays in the world and the opportunity to significantly expand its reserve base and production in the future. The leases are in the Athabasca region located in the Alberta Province near Fort McMurray within a few miles of other existing oil sands project. Thus, there is some infrastructure already in place. Current plans contemplate commencing construction of a 10,000 barrel per day steam assisted gravity drainage facility as soon as 2008.

Conference Call

Gulfport has scheduled an earnings call to discuss its results for the three months ended June 30, 2006, provide operations and guidance updates and announce the proposed investment in the Canadian Oil Sands for Friday, August 4, 2006 at 11:00 A.M. Central, 12:00 PM Eastern. The conference call-in number is (800) 659-1966 and the pass code is 58006744. A presentation on the Canadian Oil Sands will be available on our website (www.gulfportenergy.com) prior to the call. The call will also be Web cast live at www.gulfportenergy.com and replayed for 30 days. A telephone replay of the call will be available by dialing (888) 286-8010. Callers should use the pass code 38113363 to gain access to replay, which will be available through 2:00 PM Eastern Time on August 18, 2006. Please join us for the call.

About Gulfport

Gulfport is an independent oil and gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport seeks to achieve revenue growth and increase cash flow by undertaking drilling programs each year. The Gulfport website is www.gulfportenergy.com.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “ Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus provision interest expense, accretion expense and depreciation, depletion and amortization. Operating cash flow is a non-GAAP financial measure equal to cash flows from operating activities before changes in assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and operating cash flow are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and operating cash flow are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and operating EBITDA measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

The following presents a reconciliation of net income, the most directly comparable GAAP to EBITDA and cash provided by operating activities to operating cash flow:

Three Months Ended June 30, 2006
Net Income	$ 7,059,000
Interest expense	397,000
Accretion expense	149,000
Depreciation, depletion, and amortization	2,743,000

EBITDA	$10,348,000

Three Months Ended June 30, 2006
Cash provided by operating activities	$12,354,000
Adjustments:
Changes in assets and liabilities	2,098,000

Operating Cash Flow	$14,452,000